Exhibit 10.7
2011 Executive Officer Bonus Plan
     The Tekelec 2011 Executive Officer Bonus Plan (the “Bonus Plan”) as approved by the Board of Directors of Tekelec (the “Company”) on February 25, 2011, is described below:
     Under the terms of the Bonus Plan, each executive officer of the Company named as an eligible officer in the table set forth below (or hereafter designated by the Board as an eligible officer) is eligible to receive cash bonuses for 2011 based upon a specified percentage of his or her annual base salary. Specifically, each eligible officer is entitled to receive a bonus based on the degree to which the Company achieves for the full year 2011 certain pre-set financial targets consisting of: (i) a consolidated operating income from continuing operations before bonus (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, impairment charges, acquisition-related amortization and other mergers and acquisitions-related charges or income, and similar charges or income) target (the “Operating Income Target”) and (ii) an orders target (the “Orders Target”).
     All payouts under the Bonus Plan are contingent upon the Company performing at or above the Operating Income Target and, independently, meeting or exceeding 100% of the Orders Target. Once the Company has met the Operating Income Target, a bonus pool (the “Bonus Pool”) will be created for the Company’s executive officers and employees based on the sum of the following (all operating income amounts are adjusted as described above):
•	100% of the first $5 million of operating income earned by the Company above the Operating Income Target;

•	0% of the next $5 million of operating income earned by the Company, such that a total of $5 million of the first $10 million of operating income above the Operating Income Target has funded the Bonus Pool; and

•	One sixth (1/6) of each incremental dollar of operating income earned thereafter until such time as the Bonus Pool for all eligible officers is funded at 100%. The Bonus Pool at 100% is calculated as the sum of all eligible officers’ bonuses assuming payout at 100% of the target bonus level for each eligible officer.
     Provided that the Orders Target is at least 100% achieved, the calculated bonus will be based on a pro rata share of the Bonus Pool that is created as described above. Each eligible officer will only achieve 100% of his or her individual payout if the Bonus Pool is fully funded at 100% and the Company achieves 100% of the Orders Target. The specific amounts of the bonuses will be computed in accordance with the formulas described herein.
     Any bonuses earned under the Bonus Plan will be payable in one lump sum within 30 days after the Company’s consolidated financial results for the year ending December 31, 2011 have been filed with the Securities and Exchange Commission (the “Commission”). An eligible officer is entitled to receive bonuses under the Bonus Plan only if he or she is actively employed by Tekelec or one of its subsidiaries as an eligible officer on the date on which the bonuses are paid, unless the Board waives this requirement. If an executive officer commences his or her employment as an eligible officer during the Bonus Plan year, any bonus payable for achievement will be subject to a pro rata adjustment. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2011 will, for purposes of determining eligibility under the 2011 Bonus Plan, be treated as being employed by the Company during such leave of absence provided, however, that an Eligible Officer who is on an approved leave of absence from the Company on the date on which the 2011 Bonus is paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Company Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the 2011 Bonus is paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive a 2011 Bonus.
     The following table sets out the target full year bonus opportunities under the Bonus Plan for Tekelec’s executive officers who are eligible to participate in the Bonus Plan.

	2011 Bonus	2011 Target
Name and Title of Named Executive Officer	Opportunity	Bonus
Krish A Prabhu	100%	$310,000
Interim President and Chief Executive Officer

Ronald J. de Lange	60%	$186,000
Executive Vice President, Global Product Solutions

Stuart H. Kupinsky	60%	$186,000
Senior Vice President, Corporate Affairs and General Counsel

Gregory S. Rush	60%	$174,000
Senior Vice President and Chief Financial Officer

David K. Rice	50%	$135,000
Senior Vice President, Operations

Yusun Kim Riley	50%	$125,000
Chief Marketing Officer

Marykay Wells	40%	$94,800
Vice President, Information Technology and Chief Information Officer
     The target annual bonuses payable under the Bonus Plan to the eligible officers are equal to their 2011 bonus opportunities as set forth above multiplied by their 2011 annual base salaries and are based on the Company’s achievement of 100% funding of the Bonus Pool and provided that the Orders Target is at least 100% achieved. The Company may also award discretionary bonuses to eligible officers for 2011.
     The Board may amend, modify, or terminate the Bonus Plan, or any payment owed under the Bonus Plan, at any time without prior notice to participants; provided, however, that neither the Bonus Plan nor any payments owed under the Bonus Plan may be amended, modified, or terminated after the Company files with the Commission its financial statements covering the year ending December 31, 2011.
     If the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Bonus Plan requires an officer to repay the excess amount of any bonus that the officer received above what should have been paid.

2